Exhibit 10.10

October 9, 2012

Howard Ting:

Dear Howard,

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.	Position. You will start in a full-time position as Vice President of Marketing and you will initially report to the Company’s Chief Executive Officer. Your primary duties will be leading the Marketing function: product-, outbound-, and channel marketing. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.	Compensation and Employee Benefits. You will be paid a starting salary at the rate of $220,000 per year, payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits.

3.

Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 700,000 shares of the Company’s common stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan (the “Plan”), as described in that Plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the Option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total Option shares will vest in monthly installments thereafter, subject to your continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. Notwithstanding the foregoing, in the event that your employment is terminated by the Company and such termination is (A) within 3 months prior to, or 12 months following, a Triggering Event (as

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com defined in the Plan) and (B) by the Company for any reason other than Cause (as defined in the Plan) or as a result of your resignation for Good Reason (as defined below), and provided you comply with the Conditions (as defined below), then

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

50% of the remaining unvested shares will immediately vest and become exercisable as of the date of such termination; provided, that if (1) during your service with the Company, a Triggering Event occurs, and (2) the Option is not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Triggering Event (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Triggering Event) and (3) provided you comply with the Conditions, then 50% of the unvested shares subject to the Option will vest and become exercisable immediately prior to the consummation of such Triggering Event (for purposes of clarity, the foregoing is intended to ensure that, if the Option will be terminated upon the consummation of a Triggering Event, you may exercise the Option, including the accelerated portions thereof, immediately prior to, and contingent upon, the consummation of the Triggering Event).

For purposes of this letter, “Conditions” will mean (i) if your service has or is terminating, you have returned all Company property in your possession within 10 days following your termination and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30th day after your termination.

For purposes of this letter, “Good Reason” will mean your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) your then-current base salary is reduced by more than 20% (other than as part of an across-the-board salary reduction applicable to all executive officers); (ii) a material reduction of your duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires you to relocate to a facility or location more than 50 miles away from the location at which you were working immediately prior to the required relocation and such relocation increases your one way commute by more than 50 miles from your principal residence at the time of such relocation. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the acceleration of vesting described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the Company’s 30-day cure period.

4.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5.	Employment Relationship. Employment with the Company is for no specific

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.	Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on October 11, 2011.

We look forward to having you join us no later than November 1, 2012.

Very truly yours,

Nutanix, Inc.

By:	/s/ Dheeraj Pandey
(Signature)

Name:	Dheeraj Pandey
Title:	CEO

ACCEPTED AND AGREED:

Howard Ting
(Print Employee Name)

/s/ Howard Ting
(Signature)

10/10/2012
Date

Anticipated Start Date: 11/1/2012

Attachment A: Confidential Information and Invention Assignment Agreement

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com